Exhibit 99.2
MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

MRV COMMUNICATIONS
October 27, 2005
4:30 p.m. EDT

Coordinator	Good day, ladies and gentlemen and welcome to the MRV Communications Third Quarter Results conference call. My name is Samuel and I’ll be your coordinator for today. At this time all participants are in listen-only mode. We will facilitate a question-and-answer session toward the end of this conference. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Ms. Anne-Marie Frisch from the Investor Relations Department. Please proceed, ma’am.

A. Frisch	Thank you, Samuel, and good afternoon, everyone. Thank you for joining us today to discuss MRV’s third quarter of 2005 financial results. I’m joined today by Noam Lotan, President and CEO; and Shay Gonen, CFO of MRV Communications, as well as Near Margolit, CEO of LuminentOIC.

Earlier this afternoon the company issued a press release reporting its third-quarter financial results. A financial presentation designed to guide participants through the call will also be available. The press release and

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

the presentation can both be viewed at ir.mrv.com. For reference, we’ve arranged a taped replay of this call which can be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and will be available for 48 hours.

Before we begin, I’d like to make a brief statement regarding forward-looking remarks. Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC, from MRV’s Website at ir.mrv.com, or from our Investor Relations Dept. I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?

N. Lotan	Thank you, Anne-Marie. Good afternoon, and thanks for joining us today. We are pleased with the result of the third quarter. Out of the past ten quarters, Q3 was the ninth quarter with year-over-year revenue growth, and you can see that on slide No. 5 on the presentation. Revenues were at the upper end of our expectations, at nearly $66 million. Year-over-year growth was 5%, and sequential growth was 2%, which in itself is unusual for MRV in a summer quarter. Gross margin and gross profit declined; more on this subject in a moment. However, this was offset by reduced operating expenses which contributed to a reduction in operating loss, as well as a reduction in net loss, both sequentially and year over year. MRV’s consolidated net loss stood at $40.03 per share, a penny better than our guidance and better than last quarter.

Revenues for the networking group increased 7% year over year and down sequentially by one percent. This is definitely an improvement, as in the past two years, summer-quarter revenues were sequentially down by more than 10% due to our high concentration of revenues in Europe. As a result, the networking group had a $2 million operating income in Q3, a significant improvement both sequentially and year over year.

For Q3 and for the nine-month year-to-date period, the optical component group incurred higher operating losses of over one million dollars, compared to the same period in the prior year. This was a direct result of aggressive pricing decisions in order to secure our uncontested leadership in FTTP, FTTN for the long run.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

To understand the incredible value that MRV brings to the telecom industry, it is important to have a good understanding of the dynamics driving fiber to the premises and fiber to the node at tier-one carriers such as Bell South, SBC and Verizon. Their offering in residential neighborhoods is aimed at providing both high-speed Internet service and television service. For the past year, Verizon has been providing just Internet service. This is about to change, as Verizon just went live in its first FTTP market in Callow, Texas.

Offering both services as a package has great benefit, and will no doubt accelerate customer acquisition. First, it provides a very competitive answer to the cable industry, which is currently capable of providing voice over IP, Internet access and cable; and second, the skyrocketing years of video files and other high-bandwidth-intensive applications by millions of households favor super high-speed Internet access. This can only be provided by fiber connectivity to the home, or at the very least, to the neighborhood.

By working closely with the key equipment vendors in this state, Alcatel, Motorola and Tellabs, and meeting or exceeding their requirements, we were able to secure a position of leadership in this market. Alcatel, Motorola and Tellabs supply the FTTP and FTTN systems to Bell South, SBC and Verizon. They are considered favored leading vendors, both for the current-generation B-PON technology, and for the next-generation G-PON. In each case, we are the largest supplier of key fiber-optic transmission elements, the ITR, to the home ONT — the optical network terminal. Our goal is to cement relationships with these vendors by exceeding expectations in quality, delivery, and overall value. We succeeded to do that in the current generation of B-PON, and expect the same with the next-generation G-PON technology.

To preserve our leadership in this emerging market, we decided to accept lower margins in the short term in order to be able to achieve the lowest long-term manufacturing cost. We believe our decisions will pay off in the long run. While confidentiality agreements prevent us from disclosing specific details, we are absolutely convinced that we have adopted the right strategy for MRV.

To date, no other vendor has been able to challenge our position in North America. MRV, through its LuminentOIC subsidiary, has a longer history than any other company in this space. Our current value proposition plus our ability to increase volume as needed is the best deterrent against competitive threats.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

Near Margolit, LuminentOIC’s CEO, will address FTTP developments and will update us on LuminentOIC in a few minutes. Shay Gonen, our CFO, will now provide more details on our financial results. I will discuss our network equipment business and overall plan to boost profitability after Near’s update. At this time, I’d like to turn the call over to Shay.

S. Gonen	Thank you, Noam, and good afternoon, everyone. In my discussion, I will review our financial results for the third quarter of ‘05, and also discuss our performance by operating segment. I will conclude with an update of our expectations for our fourth-quarter performance. During my discussion, I may use the phrase “this quarter” when referring to the third quarter ended September 30, 05; and “last quarter” when referring to the second quarter ended June 30, ‘05.

This quarter, our revenues were $65.9 million, compared to $64.6 million last quarter and $62.9 million for the same period of last year. Our optical components business is credited with our sequential increase in revenues of 2%. Year over year, our revenues increased 5% from growth in our networking business. As Noam mentioned, out of the past ten quarters, this quarter was the ninth quarter with year-over-year revenue growth.

Our revenues in North America continued growth and were $18.9 million or 29% of total reported revenues, an increase of 23% sequentially and 10% year over year. We achieved growth in North America from our networking and optical components business. Revenues generated from the sale of third-party products through European system integration and distribution were 40% of our total revenues this quarter, compared to 46% last quarter. This quarter we realized that 13% or $4.5 million sequential increase of our internally-developed products and services This quarter we reported a better-than-expected net loss of $0.03 per share, compared to a net loss of $0.04 per share last quarter, and a net loss of $0.04 for the same period of last year.

Our gross margin decreased sequentially to 30% of revenues, over $19.7 million. However, this was offset by reduced operating expenses which resulted in an overall reduction in our operating loss and net loss, both sequentially and year over year. In absolute dollars, gross profit decreased $2.6 million sequentially, but only$0.4 million year over year.

To maintain our leadership position in the FTTP market, we decided to aggressively reduce IPR price in the short term in order to achieve the

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

highest volume and the lowest long-term manufacturing costs. As Noam mentioned, this quarter the reduction of our optical group gross margin and gross profit were the result of this strategy. Accordingly, our optical group margin decreased by $1.7 million. Although our networking group’s margin slightly decreased this quarter, we maintained 38% gross margin year to date.

Our cap ex this quarter was $1.1 million, or 1.6% of reported revenue. Our quarterly depreciation expense remained at $1.8 million. Our optical components group accounted for $0.5 million of our cap ex and $1.2 million of depreciation expense this quarter. Our goal is to maintain cap ex at 1% of revenue on the average. I will now discuss our results by operating segment.

Our networking group revenues were $54.1 million compared to $54.7 million in Q2. Revenues increased $3.5 million or 7% year over year. Physical layered products revenues were 28%, compared to 26% last quarter and increased 32% or $4.6 million year over year. Our physical layered products revenues remain strong, as our WDN fiber driver and Lambda driver product line offering continued to gain traction both in North American and European markets. These products are used by carriers to offer advanced metro Ethernet services to the business customers.

Our 288/4 chassis, which is part of our Cross Connect product line offering, received growing interest from our high-profile customers. This 288-port cross-connect has greater flexibility for larger networks by allowing to any port physical-layer switching to enable carriers, IT managers and LOB engineers to dynamically reconfigure their network infrastructure.

As I discussed earlier, our networking group margin slightly decreased to 36% of revenues as a result of a less-favorable product mix, although on a year-to-date basis, our margins remain constant at 38% for ‘05 and ‘04. Our networking group had operating income of $2.1 million this quarter, compared to breakeven from operations last quarter. Operating income for the first nine months of ‘05 was $1.4 million, or double the same period in ‘04. We are very encouraged by the momentum and the trend of our networking group.

I will now discuss the operating results for our optical components group. Revenues from our optical component group increased sequentially by 18% to $12.5 million this quarter, compared to $10.6 million last quarter,

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

and stayed at the same level compared to the same quarter last year. This quarter, revenues from the FTTP components were $7.4 million, compared to $5.4 million last quarter, and $7.5 million in the same quarter of last year. Total FTTP units shipped this quarter were dramatically greater than in any previous period.

Gross profit declined this quarter as a result of aggressive pricing decisions in order to secure our leadership position of FTTP and FTTN for the long run. It is important to mention that our optical components group continued to reduce its manufacturing and operating costs this quarter over last quarter by shifting more resources to the Far East.

I will now discuss key balance sheet accounts. As of September 30, ‘05, our consolidated cash, cash equivalents, short-term and long-term marketable securities and time deposits were $71.1 million, compared to $73.1 million last quarter. Our cash decreased only $1.8 million from last quarter. Accounts receivable increased $6.7 million to $73.7 million this quarter. Our DSO increased to 102 days this quarter compared to 94 days last quarter. This increase is due to the timing of shipments.

Inventories increased $4.9 million to $48.8 million this quarter. Days in inventory slightly increased, to 96 days this quarter. This increase of inventory is a result of orders in our European integration business which are expected to materialize in Q4. Our accounts payable increased $9.1 million to $43.4 million this quarter. Our short-term debt also increased by $3.1 million to $24.8 million this quarter to support our short-term increase of inventory as mentioned earlier.

As for our expectation for the fourth quarter, we expect our revenues next quarter to be within the range of 73 to $77 million; therefore, we anticipate our bottom line to continue to improve. Our net loss is expected to be in the range of $0.01 to $0.03 per share.

I would now like to turn the call to Near Margolit, CEO of LuminentOIC. Near, please.

N. Margolit	Thank you, Shay. In Q3, LuminentOIC continued its dominance of optical components for North America FTTP market. Our market share of ONT triplexers for the Verizon FIOS deployment remained very close to 100% or 100%. No other vendor has shipped any volume quantities of

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

triplexer transceivers. Quantities of units shipped in Q3 now exceed any previous quarter, and we expect healthy growth going forward.

Total revenue for the quarter was $12.5 million, of which $5.9 million was generated by triplexer transceivers. Our cumulative shipments of ITR transceivers, beginning in Q3 of 2004 through Q4 of 2005, will reach close to 400,000 units, with the vast majority going to the Verizon FIOS project. We see PON-based access technology as the ultimate solution for high-speed residential access. From this point of view, we’re still only in the very early stages of deployment of fiber to residential customers. It is likely that over the long run, as copper is phased out, fiber optics will be the dominant connection to residential and business customers. Our early and effective positioning in this space will secure our profitability for the long run.

The current technology standard for FTTP deployments in North America is B-PON, offering a shared 622-megabits downstream. We see, however, major R&D efforts at many of our customers geared towards the development of high-speed G-PON systems with video overlay capable. High-speed G-PON is the likely standard for many years to come for FTTP systems, providing a shared 2.5 gigabits per second pipe downstream, and a 1.25 gigabits per second upstream. This system allows future-first architecture with the capability of providing greater than 100 megabits per second per home.

Although at the system level there are many differences between the B-PON standard and the G-PON standard, for triplexer transceivers, the primary difference is the data rate of the device. This means we have a tremendous amount of technology synergy and commonality between our B-PON and G-PON offerings. According to Infonetics research, G-PON will account for 43% of all PON deployment by 2008. GE-PON deployments in Asia-based markets will account for 39% of the PON market. G-PON is a newer standard than GE-PON, and provides twice the downstream bandwidth and overall higher usable bandwidth. Both systems are equally adept at the handling of native Ethernet traffic, and according to Infonetics research, G-PON will be the ultimate technology winner.

LuminentOIC has been positioning itself to providing the best overall solution for G-PON, as we had done with the B-PON a year earlier. From a technological point of view, we have developed an in-house solution for a burst-mode receiver capable of working at 1.25 gigabits per second required for high-speed G-PON. We believe this is the only solution on

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

the market today currently that can operate with the minimum in traverse time defined in the G-PON specifications. This provides a great opportunity to become a leader in the central office optics or OLT optics.

The lack of an effective burst receiver design did not allow us to participate in any significant manner in the OLT optics for the current B-PON deployment. We now expect to take a leading position in G-PON, not only for the home OLT optics but also for the central OLT optics.

Although we are very excited by the continued dominance in this field, we saw significant market pricing pressure as other vendors made a desperate attempt to penetrate this growing market. This has led to a short-term acceleration of the price reduction curve faster than previously anticipated. Meeting this price curve was a necessary investment towards long-term growth and profitability. We feel very secure in our current position with all the relevant customers.

As a benefit to our dominance in the FTTP space, we also see continued progress on our metro and access transceiver product lines, through both customer and technology alignment and engagement. We’ve had six sequential quarters of revenue growth in this product line, resulting in $3.3 million in revenue in the most recent quarter. We see ourselves as being an increasingly significant player in the access and metro transceiver product space, and see this as a fast-growing segment. We believe our addressable segment of the metro and access transceiver market to exceed $150 million in annual revenue. Our FTTP position will help us gain an increasingly larger portion of this pot. Let me turn the call now over to Noam.

N. Lotan	Thank you, Near. Let me provide you with some details on how we intend to make the company profitable. Our optical component business has a very clear path to profitability. In a market that is just emerging, our goal is to remain the highest-volume producer and therefore achieve the lowest long-term manufacturing costs and the most profitability. Coax and DSL residential connections are copper-based and have limited capacity. Carriers that provide fiber-optic connectivity directly to the home will be able to offer the consumer more choices than carriers or cable operators that don’t.

Fiber deployment to the home or to the neighborhood in North America is

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

going to extend to over 30 million residential customers in the next few years. Our continued innovation and production efficiency will fuel the growth of our optical component business and will accelerate deployment of FTTP. We view this as a major contribution to the telecommunication industry.

Let me address our network equipment business now. Year to date, our network equipment business has been profitable from operations for the second consecutive year. As a standalone business, it reported net profit in this quarter. Let me outline the steps we’re now taking to drive profitability to new heights in our network equipment business. Specifically, I want to touch upon five points, which are: organizational changes; gross margin; market positioning; new product introduction; and growth opportunities.

During Q3, we effected a number of important organizational changes. Effective September 1st, we announced the appointment of Frank Krause as Corporate Vice President and General Manager, MRV Germany. Frank is an accomplished industry veteran with a successful track record. This year, our German office has won several optical transfer projects with national and regional carriers. Building upon this success, Frank will expand sales and technical resources in the region.

We plan to augment the responsibilities and expand the role of MRV Germany as a center of competence for MRV sales in German-speaking countries, and later, for the rest of Europe. Additional appointments include the internal promotion of two senior vice presidents who handle sales of MRV products in EMEA and Asia Pacific regions; as well as nominating a new general manager for our Chatsworth, California product division. We revamped our U.S. federal sales team, recruited an accomplished director of channel management, and increased our sales organization worldwide. In addition, six additional sales resources are now in the process of joining us.

Gross margins in network equipment have been at 38% on a year-to-date basis for this year and last year. Our goal is to bring it up from 38% to the 40%-plus range. Our gross margin in network equipment is a blend of about 55% gross margin on MRV equipment and about 20% gross margin on third-party gear; therefore, adding salespeople strictly for MRV equipment will change the revenue mix and help us achieve our target range by Q4 of next year.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

We are also addressing cost of goods. Recently we’ve added a newly-established corporate function of global supply management to reduce material costs and improve service levels to our manufacturing division. Market positioning continues to evolve towards adopting a higher posture and enhancing our profile as leaders in service-aware networking technologies. Our marketing message centers on our comprehensive suite of innovative service-aware networking technologies for carriers and enterprise customers.

Please forward to chart No. 6. Last week, we ran this two-page spread on the inside front cover of Network World magazine. The ad features our comprehensive solutions, and you can scroll to the next one, comprised of IP MPLS switching and routing intelligence, combined with WDM optical transport, wireless and cross-connect services. These solutions are managed in-band by Megavision Pro, a multi-vendor end-to-end NMS; and out-of-band by InReach, the most secure FIPS-140 access and control networking infrastructure.

Our new product introduction supports our market positioning. Take for example the OS9000, our new metro Ethernet services platform. This new product is the first all-in-one platform that aggregates IP MPLS services, built-in WDM optical transport, and cross-connect capabilities. During the last conference call, we mentioned that the OS9000 is currently in evaluate, with volume shipments expected to start in Q4. We succeeded in customer trials, and we start volume shipment this month as planned.

More industry-first announcements were made during Q3. We announced the most secure out-of-band management solution, implementing FIPS-140-2. By the way, FIPS stands for Federal Information Processing Standard, a security standard mandated by the federal government. Another industry first is our secure out-of-band management solution with satellite GPRS or GSM-based wireless connectivity. That means instant access from a mobile network to remote sites in order to manage emergency diagnostics, equipment reconfiguration, power cycling and monitor alarms.

Growth opportunities: In Q3, we enjoyed multiple MRV equipment wins of substantial project size. These projects were realized with national and regional carriers and service providers in the United States and in Europe. Generally we do not disclose specific account information, but I can say that they validate our ability to provide comprehensive networking solutions for customers’ application, ranging from metro Ethernet access to optical transport, cross-connect, and secure out-of-band management

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

solutions, as well as switches and routers, in essence, covering the entire range of MRV capabilities.

Looking at what’s on our plate for the current quarter, the opportunities are just as exciting and as substantial. Based on our assumptions for continued growth in FTTP, we plan to achieve breakeven in optical components by Q4 of next year. This would bring MRV into positive net profit territory on a consolidated basis. I’m confident that we can execute on our plan and produce the results investors are entitled to expect from MRV. At this point, I’d like to turn the call over to the operator for Q&A.

Coordinator	Thank you. One moment, please, for our first question. Your first question comes from Greg Waters with Investors Asset Management. Please proceed, sir.

G. Waters	I have a few questions; I’ll try to be brief. The first: Do you see any potential write-down of Luminent equipment resulting from the Q1 to Q2 transfer from legacy ONT equipment at Tellab to their new Vinci product?

N. Lotan	No, absolutely not, Greg.

G. Waters	Also, I know this gets to be a question I ask every quarter: Can you give us any kind of update on Charlotte’s Web whatsoever, so we can at least get some clue as to whether that’s going to get completely written off, or if we can have some expectations of a new product, which was I believe expected Q2 of this year?

N. Lotan	Yes; why don’t we just be politic, right? I think you will be patient a little bit and you will see an announcement coming up pretty soon. We are moving very nicely; we’ve got betas going on, and when we’re ready, we’ll make the announcement. But we’re actually very, very pleased with the progress we’ve made in Charlotte, so all I can say at this point, there will be a product announcement made in the very near future.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

G. Waters	Okay, thank you for that. One last question: I see a relatively large increase in services. Can you elaborate on where that came from?

N. Lotan	I think it’s our usual business. It’s mostly from our European system integration, but also normal support business worldwide.

G. Walters	Thank you very much, and it looks like a good quarter.

Coordinator	Your next question comes from Tim Quinless from MRV. Please proceed, sir.

T. Quinless	I have just a couple questions. First, can you provide a little bit more detail on the gross margin impact out of optical in the quarter?

N. Lotan	Sorry, Tim, can you repeat the question?

T. Quinless	Sure. I’m just trying to get a sense of the reasons for the sequential decline in profitability coming out of the optical segment. I mean basically your margin was down to close to zero there, and I’m just trying to get a sense of kind of some of the issues you had to deal with there.

N. Lotan	Yes; I think we just covered that.

T. Quinless	It was all pricing kind of in advance? As part of that, were you able to security kind of some forward visibility in terms of the delivery schedules against those?

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

N. Margolit	You’re right on the first part, and basically, yes, we feel comfortable that we’re doing what it takes to remain the leading provider.

T. Quinless	On a related question, I think there was some talk of an RFP being out on the G-PON side here in the next several weeks or so, and I’m wondering if, as the technology transitions to G-PON, how confident are you in your positioning there with perhaps some of the alternative players, maybe — I think you mentioned in the last call Alcatel being very positioned there; but in the events that the incumbents to Verizon don’t get that business, do you think you’ll be able to maintain your kind of near 100% market share there?

N. Margolit	It’s a good question. Basically you’re right on an RFP coming forward. We feel actually very good, as we said in our script, that there’s a great deal of technology synergy and cost commonality between the G-PON and B-PON offering on the home ONT optics, so we feel very good in terms both from a proven record of being able to deliver and meeting the right cost point for G-PON; and we feel pretty good regardless of who wins that business. We have a pretty high likelihood of being the supplier for that business.

And the other aspect on it, I think we’ve got some really great technology for the VersaMode receiver technology for the central office optics that’s giving us a great ability to be the top vendor for the overall system.

T. Quinless	On a related question, Lucent had a conference call in the last week or so, sort of touting their sort of derivative G-PON integrated device. Have you guys worked with them at all?

N. Margolit	I think we’re presenting a joint proposal for them at the ... Committee and then next week coming up on some proposals for G-PON standards. Yes, we’re definitely working with them.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

T. Quinless	You are. Okay. I’ll get back in the queue, then.

S. Gonen	Tim, one quick question — this is Shay. Just for the record, we’re not sure exactly where you’re from or who you’re working for —

T. Quinless	I’m sorry, it wasn’t MRV; it was Mayo Capital, M-a-y-o. Thank you. I’ll get back in the queue; I do have additional questions.

Coordinator	Sir, we have no further questions at this time.

N. Lotan	I think Tim from Mayo had a question.

Coordinator	Your next question comes from Tim Quinless with MRV [sic]. Please proceed, sir.

T. Quinless	I did want to ask about the guidance as you go into the fourth quarter here. I know that you’re up against a very difficult comparison given the strong performance you had on a year-over-year basis last fourth quarter. And listening to Verizon today, I’m trying to get the sense of the ramp on the ONT side; but I’m also just trying to understand, are there other issues that you’re going up against in terms of whether it’s currency or sort of geographic areas? And I know also, trying to understand, you’re being fairly aggressive in terms of the networking side and adding incremental people will take advantage of the opportunity on the metro Ethernet side. I’m just trying to get a sense of how you see that playing out as we go into the fourth quarter and how much of that is reflected in the guidance.

N. Lotan	Okay, let’s take it one at a time. The FTTP business in Q4 is expected to continue and ramp, as we kept saying, from the beginning of Q2. This business is now just emerging, it’s in infancy; and in fact, I encourage you

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

to review my comments earlier. I mentioned that currently, or up until now, Verizon has only been offering high-speed, super high-speed Internet access. It is now emerging as a contender for the triple play with offering full cable television; in fact, they’re offering a premium service which they priced below the regular service of other cable providers.

So I think what you are going to see in the future is that as the RS overlay is being put to service, the acceptance rate of new customers that sign up for the file service will increase at a much higher rate than it has in the last 12 months since the service was launched.

T. Quinless	Can I just ask you a question on that? You think Verizon deploying into incremental markets is a function of them maybe migrating to G-PON first, before they do that? And how does that IP video play —

N. Lotan	It’s unrelated, in the sense that you don’t need to migrate to G-PON to offer the video and cable TV overlay.

T. Quinless	Okay. If you do it on an RF basis.

N. Margolit	Yes; it’s important to note that the physical fiber plant infrastructure and construction is independent between G-PON or B-PON. So the same physical infrastructure runs for both.

T. Quinless	All right. So you’re still very optimistic about the role on the OLT side, and you would point to some of the FIOS video offerings in Keller and other sort of municipalities as they go forward. You seem to be excited, if I can measure your addition of salespeople here, on the metro kind of Ethernet market. What’s driving that excitement? I know that it’s sort of the migration of a lot of data traffic is one of it; but can you give me a better sense of what’s driving that?

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

N. Lotan	I think first I would encourage you to visit our Website, and I think you’ll be just as excited as we are. We have confidence in our ability to win business directly, and we have had a measured success in Q3 and we hope to continue in that direction in Q4; so the confidence we have basically prompts us to start increasing direct salespeople on a global basis, and we basically started focusing on the key geographies — I mentioned Germany in my remarks — but there are a couple of other geographies in Europe and of course the United States; and we’re also adding, although to a slower rate, we’re also adding support infrastructure in the field to be able to support the new additional salespeople.

T. Quinless	Would you expect to do any more OEM deals in that kind of market?

N. Lotan	I’d rather not comment on future plans. We currently basically continue to promote our own brand name, MRV Communications, and the relationships we have in place are already in place currently.

T. Quinless	All right, good. Thank you very much.

Coordinator	Your next question comes from Shaw Iau with CIBC World Markets. Please proceed.

I. Reiner	This is actually Ia Reiner, stepping in for Shaw. A couple of quick questions. First on the FTTP components: Can you give us a sense of how the negotiations actually work? How often does Verizon have the opportunity, or rather, your customers have an opportunity to come to you and renegotiate prices and try to drive down what they have to pay to you?

N. Margolit	That’s a good question. I think obviously from our system company, not Verizon, but basically we have pricing established on a roadmap for pricing, that’s established on a relatively long time frame, and if at some

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

point the system provider feels that that pricing is not competitive to current market pricing, they can obviously open up and we feel we need to provide them the right value to what is the market pricing that other people are willing to offer. So as its people have tried to penetrate the business, there’s our requirement to be able to support our customers to meet those type of prices.

I. Reiner	Understood. Then a question on the financials: Can you walk me through again your guidance in terms of operating expenses and gross margins for next quarter?

S. Gonen	Yes. For the networking group, we expect the margin to continue to stand on the average of 38%, and we also expect the margins for the optical component to slightly improve; so that’s for the margins. As for the operating expenses, typically we have a better structure in the summer quarter than the fourth quarter, but since we will definitely grow the business in the coming quarter, we expect the operating expenses to go up to a reasonable level.

If you take in account the positive impact of the increase in revenues and the increase of lost profit, and you deduct from it the increasing operating expenses, we still expect the contribution to the bottom line to be positive; therefore, we established a $0.01 to $0.03 net loss guideline.

I. Reiner	Very good. Just for a little bit of additional clarity, in terms of R&D, are the levels of the last couple of quarters levels which you expect to have going forward now?

S. Gonen	Yes, it should be more or less the same — 6.3, 6.2 a quarter, positive.

I. Reiner	Very good, that’s it for me. Thank you.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

Coordinator	Your next question comes from Aaron Orlansky with Andrew Garrett. Please proceed, sir.

A. Orlansky	Thank you. I want to ask you about an offering that is in the wings right now by Merrill Lynch and J. P. Morgan for an Israeli company called Passavay, which appears to be offering components to fiber to the home, triple-play components. For the first nine months they reported almost $31 million of revenues. I wonder how you are positioned vis-à-vis this company. That will be very helpful if you can give me color on that.

N. Lotan	Certainly. First of all let me say that they are complementary, not competing. What Passavay is working on is basically the chipset that drives the protocol for a PON; and another comment I have is that they are not really in B-PON and they’re not really in G-PON; they’re in GE-PON, which is something that is not G-PON and not B-PON; it’s something in between, and it’s a technology that basically is based on gigabit Ethernet, and it is utilized, as far as I can tell, only in Japan, but certainly not in the United States.

A. Orlansky	So you say that you’re not really competing with their type of componentry; is that correct?

N. Lotan	Yes.

N. Margolit	Yes. I think we’re basically, if you look at now the ONT is built, you have a silicon chip that does all the protocol processing and the network processing; and you have the fiber optics, which is two separate components. They’re completely complementary and not competing in any possible way.

A. Orlansky	I see. Okay, thank you very much.

MRV COMMUNICATIONS
Moderator: Anne-Marie Frisch
October 27, 2005/4:30 p.m. EDT

Coordinator	Sir, we have no further questions at this time.

N Lotan	All right. Thank you very much, everyone, for being on the call today. We’re excited about our continuing success. I hope we provided enough clarity and guidance to you. I am confident that we can execute on our plan and produce the results that all of you are entitled to expect from us. Thank you very much for being here, and we hope to see you on our next call. Thank you.

3rd Quarter 2005 Financial Results Teleconference October 27, 2005 20415 Nordhoff Street Chatsworth, CA 91311 818-886-6782 www.mrv.com

Q3 2005 Financial Review

AGENDA

Introduction	**Anne-Marie Frisch** Investor Relations
Overview & Highlights	**Noam Lotan** President and CEO
Financial Review	**Shay Gonen** CFO
Executive Review	**Near Margalit** CEO, LuminentOIC
Q & A Session	

Slide No. 2

Slide No. 3 Introduction Anne-Marie Frisch Investor Relations Noam Lotan President and CEO Overview & Highlights Shay Gonen CFO Financial Review Near Margalit CEO, LuminentOIC Executive Review AGENDA Q & A Session Q3 2005 Financial Review

Forward-Looking Statement Disclosure Q3 2005 Financial Review This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding MRV's expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors including, but not limited to: MRV's effectiveness in controlling expenses, fluctuation in demand for its products and services; a highly competitive business environment for network equipment and optical components; the possibility that MRV might experience delays in the development of new technology and products; customer response to its new technology and product; and a dependency on third parties for certain components and for the manufacturing of its products. MRV undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect MRV's business and financial results is included in its Report on Form 10-K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors." Any information contained herein should be read in conjunction with the October 27, 2005 Q3 2005 financial results press release with accompanying financial results.

3rd Quarter 2005 Financial Results Teleconference

Opening Remarks and Executive Overview

Noam Lotan

President and Chief Executive Officer

Slide No. 4

MRV

3rd Quarter 2005 Financial Results Teleconference Opening Remarks and Executive Overview Slide No. 7 Noam Lotan President and Chief Executive Officer

90.0
80.0
70.0
60.0
50.0
40.0
30.0
20.0
10.0
0.0
Millions
Q2 '02
Q2 '03
Q3 '02
Q3 '03
Q4 '02
Q4 '03
Q1 '03
Q1 '04
Q2 '03
Q2 '04
Q3 '03
Q3 '04
Q4 '03
Q4 '04
Q1 '04
Q1 '05
Q2 '04
Q2 '05
Q3 '04
Q3 '05
MRV
Diverted FOCI/QOI

Slide No. 5

MRV

10 Quarters of Steady Y/Y Revenue Improvements (Q2-02 - Q3-05) Q2 '02 Q2 '03 Q3 '02 Q3 '03 Q4 '02 Q4 '03 Q1 '03 Q1 '04 Q2 '03 Q2 '04 Q3 '03 Q3 '04 Q4 '03 O4 '04 Q1 '04 Q1 '05 Q2 '04 Q2 '05 Q3 '04 Q3 '05 MRV 57.6 62 53.1 56.8 66.7 69.1 51.1 59.6 62 67.2 56.8 62.9 69 81.9 59.6 62 67.2 64.6 64.6 65.9 Divested FOCI/QOI 4.1 - 7.7 - 1 - - - - - - - - - Millions

Service Aware Networking Technologies™

WDM & Multiservice
WDM Systems
802.3ah Systems
SDI, DVB-ASI
Fiber Driver®
Out of Band Management
In-Reach®
Industry First
FIPS 140-2
Cross Connect
Fibre Channel, Firewire, Sonet, GbE
WiFi GPRS
TereScope
Wireless
• End-to-End
• Multi-vendor
• TL1 Gateway
• North Bound OSS
MegaVision Pro™
Management Solutions
MEF
• OptiSwitch-M
• OptiSwitch-MR
Switches & Routers
Industry First
OptiSwitch 9000 IP/MPLS + eWDM + Cross Connect
Metro Ethernet
LambdaDriver®
WDM & Optical Transport

www.mrv.com
MRV Communications, Inc.

Service Aware Networking Technologies(tm)

Service Aware Networking Technologies(tm) MRV provides innovative Service Aware networking technologies for carriers and enterprises. Our comprehensive solutions comprise of IP/MPLS switching and routing intelligence, combined with WDM, Optical Transport, Wireless and Cross Connect services. MRV's networking solutions are managed In- Band, by MegaVision Pro(r) multi-vendor, end- to-end NMS, and Out-of-Band, by InReach(r), the most secure, FIPS 140-2, access and control networking infrastructure.

Service Aware Networking Technologies™

MRV

WDM & Optical Transport

LambdaDriver®, DWDM, CWDM, P2P OADM, Star, Ring, up to 10 GB, Most Protocols, Storage, PE-Line, PE-LAN

Brocade Fabric Aware

Fiber Driver® Optical Multi-Service System, DWDM/CWDM SFP Based, 802.3ah, Most Protocols, SDI, DVB-ASI, Fiber Grooming, NEBS, Cluster Mgmt

OS9000 Integration of **eWDM** with **Cross Connect** services and **IP/MPLS** Intelligence. CWDM, DWDM, OADM, Service Assurance per VPN, In-Band OAM. QoS & Provisioning. EPL, E-LAN, EVPL

Industry First

Wireless

The **Market Leader** in Free Space Optics Technology with over **5,000 Links Deployed** World-Wide.

TereScope® Advantage High Bandwidth, Cost Saving, Secure Transmission Protocol Compatible, 10/100/GbE, T1, E1, STM1, OC12, ESCON

Out of Band Management

InReach® Series, More Serial Console Ports Shipped than all of our Competitors Combined

NEBS Level 3

The Most Secure Serial Over IP **Console, Power & Alarm** Mgmt. Solutions in the Industry!

Industry First FIPS 140-2

To **Virtually Anywhere**, InReach LX1004, First Out-of-Band Leading Systems in **Cellular Provider** Networks

InReach 316LX, a Module in Fiber Driver **Multi Service System**, also First Out-of-Band Networking with **Optical SFP Extension**

Switches & Routers

OSM207

OptiSwitch-M Series Modular, Power, CPU & Fan Redundancy, Hot-Swap. IP/MPLS/VPLS, BGP, L2/L3 VPNs, High Availability, Enhanced Security & QoS

OptiSwitch-MR Series. Fixed, One U, 40Gb Stacking. L2/L3 OSPF. POE, SFP, XFP High Availability, Enhanced Security & QoS. Eight 10GbE Ports in One U

Metro Ethernet

First in the First Mile with Fiber Driver **802.3ah Service System** Optical Ethernet Demarcation. Pure Pluggable℠

OptiSwitch 9000™ aggregates FTTX & DSLAMS, Enables Optical Ethernet IP/MPLS **Triple-Play** Networks

OptiSwitch® Modular QoS Access and Aggregation System. Carrier Class Ethernet over VDSL. TDM Voice over Ethernet and Wireless Services

Cross Connect

Currently used by Major Vendors & Carriers for **Automated Testing**, Network Simulation & Fiber Exchange. **Extensive Scripting**, Open APIs

Industry's Highest Port Density, **288 ports in 9U**. Linux OS, Most Protocols, Fibre Channel, Firewire, Sonet, GbE & InfiniBand

Management Solutions

MegaVision Pro™ End-to-end, Multi-Vendor, Security Management TL1 & XML Gateway. North Bound Interface for OSS. Event Horizon

InReach: The most secure out-of-band management solution in the industry

www.mrv.com

MRV Communications, Inc.

Service Aware Networking Technologies(tm)

3rd Quarter 2005
Financial Results Teleconference
Financial Review

Shay Gonen
Chief Financial Officer

Slide No. 9

MRV

3rd Quarter 2005 Financial Results Teleconference Financial Review Slide No. 17 Shay Gonen Chief Financial Officer

Q3 2005 Financial Review

Quarterly Results of Operations Highlights

(in $000's)	Q3-2005	Q2-2005	Q3-2004	Quarter-Over-Quarter Q3 05 vs. Q2 05 $ Chg	% Chg	Year-Over-Year Q3 05 vs. Q3 04 $ Chg	% Chg
Revenue	65,875	64,647	62,941	1,228	2%	2,934	5%
Gross profit	19,718	22,353	20,134	(2,635)	(12%)	(416)	(2%)
Gross margin (%)	*30%*	*35%*	*32%*		*(14%)*		*(6%)*
R&D expenses	6,133	6,287	6,373	(154)	(2%)	(240)	(4%)
SG&A expenses	15,762	18,300	16,855	(2,538)	(14%)	(1,093)	(6%)
Total operating expenses	21,895	24,587	23,228	(2,692)	(11%)	(1,333)	(6%)
Operating income (loss)	(2,177)	(2,234)	(3,094)	57	(3%)	917	(30%)
Net income (loss)	(3,144)	(4,143)	(3,752)	999	(24%)	608	(16%)
Earnings per share:							
Basic	($0.03)	($0.04)	($0.04)		(25%)		(25%)
Diluted	($0.03)	($0.04)	($0.04)		(25%)		(25%)
Weighted average number of shares:							
Basic	104,437	104,350	104,114		0%		0%
Diluted	104,437	104,350	104,114		0%		0%

Slide No. 10

Quarterly Results of Operations Highlights Q3 2005 Financial Review Q3 2005 Financial Review Q3 2005 Financial Review

Q3 2005 Financial Review

Results of Operations by Group – Year-To-Date

	Networking Group				Optical Components Group			
	Nine Months Ended				Nine Months Ended			
(in $000's)	2005	2004	$ Chg	% Chg	2005	2004	$ Chg	% Chg
Revenue	158,973	159,287	(314)	(0%)	36,141	31,833	4,308	14%
Cost of goods sold	98,561	99,526	(965)	(1%)	33,438	27,473	5,965	22%
Gross profit	60,412	59,761	651	1%	2,703	4,360	(1,657)	(38%)
Gross margin	*38%*	*38%*			*7%*	*14%*		
Total operating expenses	59,005	59,048	(43)	(0%)	10,976	11,502	(526)	(5%)
Operating income (loss)	1,407	713	694	97%	(8,273)	(7,142)	(1,131)	16%

Slide No. 11

Results of Operations by Group - Year-To-Date Q3 2005 Financial Review Q3 2005 Financial Review Q3 2005 Financial Review

Q3 2005 Financial Review

Results of Operations – Networking Group

(in $000's)	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	54,107	54,704	50,162	67,905	50,623	58,809	49,855
Cost of goods sold	34,396	34,046	30,119	42,261	31,905	36,411	31,210
Gross profit	19,711	20,658	20,043	25,644	18,718	22,398	18,645
Gross margin	*36%*	*38%*	*40%*	*38%*	*37%*	*38%*	*37%*
Total operating expenses	17,649	20,711	20,645	21,611	18,497	20,319	20,232
Operating income (loss)	2,062	(53)	(602)	4,033	221	2,079	(1,587)

Slide No. 12

MRV

Results of Operations - Networking Group Q3 2005 Financial Review

Q3 2005 Financial Review

Results of Operations – Optical Group

(in $000's)	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	12,474	10,613	13,054	14,598	12,695	8,829	10,309
Cost of goods sold	12,467	8,918	12,053	12,485	11,279	7,666	8,528
Gross profit	7	1,695	1,001	2,113	1,416	1,163	1,781
Gross margin	*0%*	*16%*	*8%*	*14%*	*11%*	*13%*	*17%*
Total operating expenses	3,811	3,434	3,731	4,811	4,167	3,687	3,648
Operating income (loss)	(3,804)	(1,739)	(2,730)	(2,698)	(2,751)	(2,524)	(1,867)

Slide No. 13

MRV

Results of Operations - Optical Group Q3 2005 Financial Review

Q3 2005 Financial Review

Results of Operations – Development Group

(in $000's)	Q3-2005	Q2-2005	Q1-2005	Q4-2004	Q3-2004	Q2-2004	Q1-2004
Revenue	-	-	-	-	-	-	-
Cost of goods sold	-	-	-	-	-	-	-
Gross profit	-	-	-	-	-	-	-
Gross margin							
Total operating expenses	435	442	435	447	564	474	609
Operating income (loss)	(435)	(442)	(435)	(447)	(564)	(474)	(609)

Slide No. 14

Results of Operations - Development Group Q3 2005 Financial Review

Q3 2005 Financial Review

Revenue Analysis by Geographical Region

(in $000's)	Q3-2005	Q2-2005	Q3-2004	Quarter-Over-Quarter Q3 05 vs. Q2 05 $ Chg	Quarter-Over-Quarter Q3 05 vs. Q2 05 % Chg	Year-Over-Year Q3 05 vs. Q3 04 $ Chg	Year-Over-Year Q3 05 vs. Q3 04 % Chg
Americas	18,910	15,390	17,129	3,520	23%	1,781	10%
Europe	43,827	45,643	41,984	(1,816)	(4%)	1,843	4%
Asia Pacific	3,031	3,363	3,607	(332)	(10%)	(576)	(16%)
Other regions	107	251	221	(144)	(57%)	(114)	(52%)
Total Revenue	65,875	64,647	62,941	1,228	2%	2,934	5%

Slide No. 15

Revenue Analysis by Geographical Region Q3 2005 Financial Review

Q3 2005 Financial Review

Revenue Analysis by Product Line

(in $000's)	Q3-2005	Q2-2005	Q3-2004	Quarter-Over-Quarter Q3 05 vs. Q2 05 $ Chg	Quarter-Over-Quarter Q3 05 vs. Q2 05 % Chg	Year-Over-Year Q3 05 vs. Q3 04 $ Chg	Year-Over-Year Q3 05 vs. Q3 04 % Chg
Fiber optic components [(1)]	12,111	10,247	12,903	1,864	18%	(792)	(6%)
Switches and routers	14,637	16,243	17,151	(1,606)	(10%)	(2,514)	(15%)
Console management products	4,441	4,790	4,589	(349)	(7%)	(148)	(3%)
Physical layer products	18,756	16,921	14,165	1,835	11%	4,591	32%
Services	7,230	6,122	5,811	1,108	18%	1,419	24%
Other	8,700	10,324	8,322	(1,624)	(16%)	378	5%
Total Revenue	65,875	64,647	62,941	1,228	2%	2,934	5%

(1) Please note that our Networking Group also sells certain fiber optic components such as SFPs and GBICs, which are part of its system solutions

Slide No. 16

Revenue Analysis by Product Line Q3 2005 Financial Review

Q3 2005 Financial Review

Quarterly Results Highlights – Financial Position

(in $000's)	Q3-2005	Q2-2005	Quarter-Over-Quarter Q3 05 vs. Q2 05 $ Chg	% Chg
Assets				
Cash position[1]	**71,301**	73,139	(1,838)	(3%)
Cash to debt[2] ratio	**1.47**	1.62		(9%)
Accounts receivable, net	**73,655**	66,961	6,694	10%
Days receivables (days)	**102**	94	8	9%
Inventories	**48,805**	43,943	4,862	11%
Days inventory (days)	**96**	95	1	1%
Liabilities				
Accounts payable	**43,411**	34,272	9,139	27%
Short-term obligations[3]	**25,136**	21,889	3,247	15%
Long-term obligations	**23,389**	23,191	198	1%

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes short-term obligations, long-term debt including current portion and convertible notes

(3) Includes current portion of long-term debt and short-term obligations

Slide No. 17

Quarterly Results Highlights - Financial Position Q3 2005 Financial Review

3rd Quarter 2005
Financial Results Teleconference
Executive Overview

LuminentOIC

Near Margalit
Chief Executive Officer, LuminentOIC

Slide No. 18

MRV

3rd Quarter 2005 Financial Results Teleconference Executive Overview Slide No. 35 Near Margalit Chief Executive Officer, LuminentOIC

3rd Quarter 2005 Financial Results Teleconference Q&A Session Slide No. 37